Exhibit 10.3

                               EMPLOYMENT CONTRACT

THIS AGREEMENT made effective the 20th day of February 2003.

BETWEEN:
                            MAVERICK TUBE CORPORATION
                   (hereinafter referred to as the "Company")
                                     - and -
                                    JIM COWAN
                  (hereinafter referred to as the "Executive")

     WHEREAS Company is desirous of engaging the services of the Executive on the terms and conditions hereinafter set forth;

     NOW THEREFORE in consideration of the premises hereof and of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

                                    ARTICLE 1
                                    RECITALS

The parties agree, and represent and warrant to each other, that the above recitals are true and accurate and are incorporated herein by reference.

                                    ARTICLE 2
                               EMPLOYMNET SERVICES

The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement. The Executive will be employed as Chief Operating Officer ("COO") and Executive Vice President of the Company. Executive shall directly report to and have such duties as are assigned or delegated by the Chief Executive Officer ("CEO") of Company. The Employee will devote his full business time, attention, skill, and energy to the business of Company, will use his best efforts to promote the success of the business of the Company, and will cooperate fully with the Board of Directors ("Board") and Company in the advancement of the best interests of the Company.

Executive will become President of Company on or before September 17, 2006 contingent upon his continued employment, acceptable performance of duties and approval of the Company's Board.

Executive agrees to observe and comply with the rules and regulations of the Company respecting the performance of Executive's duties and agrees to carry out and perform orders, directions, and policies of the Company as they may be, from time to time, stated in writing. The Company agrees that the duties which may be assigned to Executive shall be reasonable, usual and customary duties of the office or position to which Executive will from time to time be appointed ore elected and shall not be inconsistent with the provisions of the charter documents of the Company or applicable law. In addition to his duties for the Company, Executive may from time to time, serve without additional compensation, in such positions and capacities with any of the Company's affiliates and subsidiaries and may be determined to be in the best interest of the Company. Executive shall have such corporate power and authority as shall reasonably be required to enable Executive to perform the duties required in any office that may be held.

                                    ARTICLE 3
                                      TERM

The Executive's employment under this Agreement ("Employment Period") will commence on March 17, 2003 (the "Effective Date"). Employment will continue, subject to earlier termination pursuant to the provisions of Article 5, through and including March 16, 2008 (the "Employment Period Termination Date"). If this Agreement shall terminate without an extension, then upon termination, Executive may continue his employment with the Company, however he shall become an Employee at will and, except for those Sections that may survive this Agreement, the remaining terms and provisions shall no longer be of force and effect.

                                    ARTICLE 4
                                  COMPENSATION

     (a) Signing Bonus. Upon execution of this Agreement, to the Executive shall be entitled to a one time "Signing Bonus" in the sum of Two Hundred Thousand Dollars ($200,000). Payment shall be made to Executive in one lump sum on the earlier of March 17, 2003, or the first date of his employment with the Company.
     (b) Base Salary. During the Employment Period, the Company will pay the Executive a base salary of Three Hundred Thousand Dollars ($300,000) per year
(the "Base Salary"). The Base Salary will be payable in equal periodic installments according to the Employer's customary payroll practices which is currently every 2 weeks, but no less frequently than monthly.
     (c) Periodic Review. The Board shall review Executive' Base Salary on or about August 17, 2003 and following such review the Company may in his discretion increase (but shall not be required to increase) the Base Salary. Thereafter, the Board shall review Executive' Base Salary and Additional Benefits (as defined below) then being paid to Executive not less frequently than every 12 months beginning December 31, 2003. Following such review the Company may in its discretion increase (but shall not be required to increase) the Base Salary or any other benefits, but may not decrease the Base Salary during the term of the Agreement.
     (d) Bonus. In addition to subsection (a) above, Executive shall be entitled to participate in the Company's bonus, incentive compensation and similar programs generally available to the executive officers of the Company. The Executive currently has the opportunity to earn a bonus pursuant to the "Annual Bonus Plan" allowing for a payment of a maximum of 60% of Base Salary, if the Company meets its' earnings per share target of $.78 per share. Executive shall have the additional opportunity to earn a maximum of 20% of Base Salary as an "over-achievement" bonus, if the Company meets its' over-achievement earnings per share target of $.94 per share. The annual executive Annual Bonus Plan is subject to the annual review and the approval of the Board's Compensation Committee.
     (e) Stock Options. The Compensation Committee of the Board, pursuant to the Company's current Stock Option Plan and having the ------------- Company's shareholders approval of the granting of a certain number of common stock options, has granted to Executive options to purchase 125,000 shares of the Company's common stock (the "Options") at a purchase price equal to the closing price of the Company's common stock on the New York Stock Exchange (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the Company's stock is the highest) on the business day immediately preceding the date of the execution of this Agreement. The above Options shall vest upon Executive commencing his employment with the Company. Executive may commence exercising the Options in the amounts and on the dates as follows: (i) 41,666.66 of the Options may be exercised on March 17, 2004, (ii) 41,666.66 of the Options may be exercised on March 17, 2005, and (iii) 41,666.66 of the Options may be exercised on March 17, 2006. All Options must be exercised by Executive within 10 years of the anniversary date of the execution of this Agreement or the Options will terminate.
     (f) Benefits. The Executive and/or his family will, during the Employment Period, be permitted to participate in such pension, profit sharing, 401(k), life insurance, hospitalization, major medical, and other employee benefit plans, other than bonus plans, of the Company that may be in effect from time to time and are generally available to employees of the Company, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits").
     (g) Vacation and Holidays. The Executive will be entitled to paid vacation each fiscal year of Company in accordance with the vacation policies of the Company in effect for its executive employees from time to time, provided that the Executive shall be entitled to no less than 4 weeks of vacation each such fiscal year. Vacation must be taken by the Executive at such time or times as approved by the CEO of the Company. The Executive will also be entitled to the paid holidays and other paid leave set forth in the Company's policies. Vacation days and holidays during any fiscal year of the Company that are not used by the Executive during such fiscal year may not be used in any subsequent fiscal year of the Executive.
     (h) Reimbursement of Business Expenses. During the Employment Period, except as specifically otherwise provided in this Agreement, the Company will pay directly, or reimburse the Executive for, all items of reasonable and necessary business expenses if such expenses are incurred by the Executive in the interest of the business of the Company. All such expenses paid by the Executive will be reimbursed by the Company upon presentation by the Executive, from time to time (but not less than quarterly), of an itemized account of such expenditures in accordance with the Company's policy for verifying such expenditures.
     (i) Automobile Allowance. During the Employment Period, The Executive shall receive an automobile allowance from the Company in the amount of $800 per month, or in such sum amount as the Company from time to time may determine. In lieu of an automobile allowance, at the Company's option, it may make available an automobile for Executive's use. The Company shall be responsible for payment of the automobile's insurance. Executive shall be responsible for maintenance and all nonbusiness related cost of operating the automobile.
     (j) Club Membership Dues Allowance. The Executive shall receive a Company membership in a golf or athletic club. If a Company membership is not available, Executive may chose a golf or athletic club of Executive's choice and be reimbursed in an amount, not to exceed, $7,500 as membership initiation fee and an amount, not to exceed, $375 per month toward dues, or in such amounts as the Company may determine from time to time. Within 30 days of termination of employment, the Executive shall be required to either assign Executive's membership to the Company or reimburse the Company in the amount of membership initiation fee.
     (k) Life Insurance. Company shall supply Executive with term life insurance in an amount equal to 60% of the premium to secure term life insurance for Executive paying a death benefit of $750,000.
     (l) Deferred Compensation Contribution. The Company shall amend its' existing "Maverick Tube Corporation Senior Executive Deferred Compensation Plan" to allow for the participation of Executive in the plan. Subject to approval of the Board's Compensation Committee, for the term of this Agreement the Company will annually contribute the amount of $30,000 to Executive Compensation Account.

                                    ARTICLE 5
                             TERMINATION PROVISIONS

         5.       TERMINATION
         5.1      EVENTS OF TERMINATION
     The Employment Period and the Executive's Base Salary and Benefits, and any and all other rights of the Executive under this Agreement or otherwise as an Executive of the Company will terminate (except as otherwise provided in this Article 5):

     (a) Death. Automatically upon the death of the Executive;
     (b) Disability. Upon the determination by the Company, in good faith, that the Disability of the Executive (as herein defined) has occurred, such termination to be effective immediately upon notice from the Company to the Executive; for purposes of this Agreement, "Disability of the Executive" shall mean the absence of the Executive, or the Executive's inability to fulfill his duties with the Company on a full time basis, for a period of 180 days during any 12 month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such consent not to be unreasonably withheld);
     (c) Termination for Cause. Immediately upon notice from the Company to the Executive, or at such later time as such notice may specify; for purposes of this Agreement, "Cause" means: (a) the Executive's material breach of this Agreement; (b) the Executive's failure to adhere to any written Company policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply; (c) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (d) the misappropriation (or attempted misappropriation) of any of the Company's funds or property; or (e) the conviction of, the indictment for, criminal charging of (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment or a misdemeanor involving moral turpitude;
     (d) Good Reason. Upon not less than thirty days' prior notice from the Executive to the Company; for purposes of this Agreement, "Good Reason" the following: (i) any action by the Company which results in a significant reduction in Executive's position, authority, duties or responsibilities, including for this purpose any material change in Executive primary employment location from the St. Louis metropolitan area; (ii) any reduction in the compensation payable to Executive not agreed to in writing by Executive, which reduction shall be deemed to occur if there is (A) a reduction in Executive's then current Base Salary or (B) a material reduction in Executive's ability to participate in employee benefit plans, receive expense reimbursement, receive other fringe benefits, receive office an support staff, or receive paid vacation; (iii) the material breach of any of the Company's obligations under this Agreement without Executive's written consent; or (vi) a change of control of the Company as defined in that certain Severance Agreement between Executive and Company executed of even date.
     (e) Without Cause. By the Company without Cause, at any time upon notice to the Executive for any reason other than those events set forth in subsections
(a) - (d) above.

     5.2 PAYMENT ON TERMINATION

     (a) Effective upon the termination of the Executive's employment under this Agreement pursuant to Section 5.1, the Company will be obligated to pay the
Executive (or, in the event of Executive's death, Executive's designated beneficiary as defined in Section 5.2(b) below) only such compensation as is provided in this Section 5.2, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Company.
     (i) Termination upon Death. If the Executive's employment under this Agreement is terminated because of the Executive's death, the Executive will be entitled to receive, and the Company will pay the Executive, his Base Salary through the date on which his death occurs.
     (ii) Termination upon Disability. If the Company terminates the Executive's employment under this Agreement as a result of the Executive's disability, the Executive will be entitled to receive, and Company will pay the Executive, his Base Salary through the date on which such termination is effective.
     (iii) Termination by the Company for Cause. If the Company terminates the employment of the Executive under this Agreement for Cause, the Executive will be entitled to receive, and the Company will pay the Executive, his Base Salary only through the date on which such termination is effective.
     (iv) Termination by the Executive for Good Reason. If the Executive terminates his employment under this Agreement for Good Reason as described in
Section 4.1(d) of this Agreement, the Executive will be entitled to receive, and the Company will pay the Executive, the Executive's Base Salary through the date on which such termination is effective plus an amount equal to that provided for in Section 3 of the Severance Agreement entered into between the parties of even date.
     (v) Voluntary Termination. If the Executive voluntarily terminates his employment with the Company. the Executive will be entitled to receive, and the Company will pay the Executive, the Executive's Base Salary through the date on which such termination is effective.
     (vi) Termination not for Cause. If the Company terminates the Executive for any reason other than a termination pursuant to Section 5.1(a) for death, a termination under Section 5.1(b) for disability, or a termination under Section 5.1(c) for Cause, or Section 5.1 (d) Good Reason, the Executive will be entitled to receive, and the Company will pay to the Executive, the Executive's Base Salary through the date on which such termination is effective plus an amount equal to the Executive's Base Salary (as determined on the date on which such termination is effective) from the date following the date on which such termination is effective through the date which is the second anniversary of the Effective Date.
     (b) The Executive's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. The Executive will not receive, as part of his termination pay pursuant to this Section 5.2, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.
     (c) For purposes of this Section 5.2, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Company from time to time or, if the Executive fails to give notice to the Company of such a beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Company will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee. This Agreement and all obligations hereunder shall terminate upon the earliest to occur of any of the following: the Employment Period Termination Date (March 16, 2007); or Death or Disability; or Voluntary Termination; or Termination for Just Cause.

                                    ARTICLE 6
                     CONFIDENTIALITY AND USE OF INFORMATION

     Executive acknowledges that: (i) during the term hereof and as a part of his employment, Executive will be afforded access to Confidential Information (as herein defined); (ii) disclosure of such Confidential Information could have an adverse effect on the Company and its businesses; (iii) the Company has required that Executive make the covenants in this Article 6 as a condition to his employment with the Company; and (iv) the provisions of this Article 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information. In consideration of the compensation and benefits to be paid or provided to Executive by the Company under this Agreement, Executive covenants as follows:
     (a) During and following his employment with the Company, Executive will hold in confidence the Confidential Information and will not disclose it to any non-Company person except (1) is and to the extent required by court order, subpoena or other lawful order of a governmental authority, (2) with the specific prior written consent of the Company or (3) except as otherwise expressly permitted by the terms of this Agreement.
     (b) Any trade secrets of the Company will be entitled to all of the protections and benefits of all applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. To the extent permitted by law, Executive hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.
     (c) None of the foregoing obligations and restrictions apply to any part of the Confidential Information and Executive demonstrates was or became generally available to the public other than as a result of a disclosure by Executive in violation of this Article 6.
     (d) Executive will not remove from the Company's premises (except to the extent such removal is for purposes of the performance of Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). Executive recognizes that, as between the Company and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company, Executive will return to the Company all of the Proprietary Items in Executive's possession or subject to Executive's control, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items. As used herein, the term "Confidential Information" means any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know how, formula, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned, research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and data base technology, systems, structures and architectures, inventions, discoveries, concepts, ideas, designs, methods and information, however documented, projected sales, capital spending, budgets and plans, the names and backgrounds of key personnel, personal training and techniques and material and all similar information of the type that would generally be deemed proprietary in nature. Executive acknowledges that the details of this Employment Contract may create sensitivities with other Executives of the Company. As such, the Executive will use reasonable best efforts to contain disclosure of this Agreement to others on a need-to-know basis.

                                    ARTICLE 7
                      NON-COMPETITION AND NON-INTERFERENCE

Executive acknowledges that: (i) the services to be performed by him under this Agreement are of a special, unique and intellectual character; (ii) the Company's business is international in scope and its products are marketed throughout the world (iii) the Company competes with other businesses that are or could be located in any part of the world; (iv) the Company has required that Executive make the covenants set forth in this Article 7 as a condition to Executive's employment by the Company; and (v) the provisions of this Section 7 are reasonable and necessary to protect the Company's business. In consideration of the acknowledgment by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by the Company, Executive covenants that he will not, directly or indirectly: during term of this employment with the Company (the "Employment Period"), except in the course of his employment hereunder, and during the Post-Employment Period (defined below), engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any business whose products or activities "compete to any significant extent" (as hereinafter defined) in whole or in part with the products or activities of the Company anywhere within the United States (the phase "compete to any significant extent" means that the products or activities constitute or are anticipated to constitute, as of the date of terminations of Executive's employment, 15% of the revenues of the Company); provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) is such securities are listed on any country's national or regional securities exchange or have been registered under Section 12(g) of the United States Securities Exchange Act of 1934; whether for Executive's own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Company, from any person known by Executive to be a customer of the Company, whether or not Executive had personal contact with such person during and by reason of the Executive's employment with the Company, whether for Executive's own account or the account of any other person at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an Executive, independent contractor, or otherwise, any person who is or was an Executive of the Company at any time during the Employment Period or in any manner induce or attempt to induce any Executive of the Company to terminate his employment with the Company; or (ii) at any time during the Employment Period and the
Post-Employment Period, interfere with the Company's relationship with any person, including any person who at any time during the Employment Period was an Executive, contractor, supplier, or customer of the Company; or at any time during the Employment Period and the Post-Employment Period, disparage the Company or any of its shareholders, directors, officers, Executives, or agents. For purposes of this Article 7, the term "Post-Employment Period" means the two-year period beginning on the date of termination of Executive's employment with the Company. If any covenant of this Article 7 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of the, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

The period of time applicable to any covenant in this Article 7 will be extended by the duration of any violation by Executive of such covenant. Executive will, while the covenant under this Article 7 is in effect, give notice to the Company, within 20 days after accepting any other employment from a person who competes to any significant extent, of the identity of such Company. The Company may notify such Company that the Executive is bound by this Agreement and, at the Company's election, furnish such Company with a copy of this Agreement or relevant portions thereof.

                                    ARTICLE 8
                                INJUNCTIVE RELIEF

Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Articles 6 and 7) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. The covenants by Executive in Articles 6 and 7 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Company would not have entered into this Agreement or employed Executive. The Company and Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company. Executive's covenants in Articles 6 and 7 are independent covenants and the existence of any claim by Executive against the Company under this Agreement or otherwise, will not excuse Executive's breach of any covenant in Articles 6 and 7. If Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Articles 6 and 7. Executive represents and warrants to the Company that the execution and delivery by Executive of this Agreement do not, and the performance by Executive of Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

                                    ARTICLE 9
                                  MISCELLANEOUS

     (a) Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
     (b) Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.
     (c) Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) one day after deposited for overnight delivery with a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth such party's signature (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties).
     (d) Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto or between the Employee and the Employer with respect to the subject matter hereof and supersedes any prior agreement, undertakings, commitments and practices relating to Employee's employment by the Employer. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.
     (e) Governing Law; Jurisdiction. This Agreement and the legal relations between the parties will be governed by the laws of the State of Missouri without regard to conflicts of laws principles and any court action arising out of this Agreement shall be brought in any court of competent jurisdiction within the State of Missouri, County of St. Louis.
     (f) Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.
     (g) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     (i) Survival. Articles 6, 7 and 8 shall survive the termination of this Agreement.

                                   ARTICLE 10
                      ARBITRATION AND WAIVER OF JURY TRIAL

The parties irrevocably agree that any dispute, controversy, or claim arising out of or relation to this Agreement, shall be submitted to the exclusive jurisdiction of, and shall be settled by final and binding arbitration in accordance with the American Arbitration Rules and Procedures, or other like reputable arbitration association, to which the parties hereby submit themselves, in accordance with the laws of the State of Missouri, except that legal proceedings may be commenced in any applicable court to enforce rights with respect to seeking injunctive relief pursuant to Article 8. The arbitration shall be heard and determined by one (1) arbitrator selected by agreement of the parties. Should the parties be unable to agree on an arbitrator within thirty 30 days for the date of first written notice of the dispute, the arbitrator shall be appointed by the American Arbitration Association from a list of candidates submitted by the parties. The place of arbitration shall be a location in the St. Louis, Missouri metropolitan area. Any monetary award shall be deemed to be an award and shall be payable without tax or deduction and may be lodge as a judgment with any court of competent jurisdiction. The parties hereby exclude any right of application or appeal to the federal or state courts or any other court in connection with any question of law arising in the course of the arbitration or out of the award, provided however, the prevailing party shall have the right to petition any of such courts for the enforcement of any arbitration award. THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.



IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth above.


EXECUTIVE:                                  COMPANY:

                                            MAVERICK TUBE CORPORATION

By: /s/ Jim Cowan                           By: /s/ Gregg Eisenberg
-----------------                           ------------------------------------
        Jim Cowan                                   Gregg Eisenberg, as
                                                    Chief Executive Officer

                                                    16401 Swingley Ridge Road
                                                    Suite 700
                                                    Chesterfield, Missouri 63107